EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement (Form S-8 No. 333-148055) of Teekay Tankers Ltd. pertaining to the Teekay Tankers Ltd. 2007 Long-Term Incentive Plan and in the Registration Statement (Form F-3 No. 333-159807) and related prospectus of Teekay Tankers Ltd. of our reports dated September 30, 2010 with respect to:
(i)	Carve-out financial statements of Helga Spirit as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, and

(ii)	Combined carve-out financial statements of Yamuna Spirit and Kaveri Spirit (Successor) as of December 31, 2009 and 2008 and for the five month period ended December 31, 2007 and for each of the years ended December 31, 2008 and 2009 and (Predecessor) for the five month period ended May 31, 2007 and the two month period ended July 31, 2007.
which are included in the Report on Form 6-K filed with the Securities and Exchange Commission on September 30, 2010.

Vancouver, Canada	/s/ ERNST & YOUNG LLP
September 30, 2010	Chartered Accountants